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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE - MARCH 29, 2001



CONTACT:    LINDA A. PLEIMAN
            DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
            (859) 292-6809
            WWW.NSGROUPONLINE.COM



                        NS GROUP ANNOUNCES RESTRUCTURING:
            CREATES FOUNDATION FOR SUSTAINED PROFITABILITY AND GROWTH

Newport, Kentucky (March 29, 2001) - NS Group, Inc. announced today that its board of directors have approved decisions to discontinue manufacturing steel and hot rolled coils at its Newport Steel facility located in Wilder, Kentucky and to exit the special bar quality (SBQ) products business which will result in closing only the bar mill at its Koppel Steel facility located in Koppel, Pennsylvania.

Rene Robichaud, President and CEO of NS Group, said, "Discontinuing these operations allows us to focus on our energy products and enhance our competitive position. It gives us a lower, more flexible cost structure that provides a solid platform for sustained profitability and growth. When fully implemented, the restructuring is expected to produce annual cost savings of $16 million to $18 million, of which half would be in cash savings and half in reduced depreciation charges. These savings would increase earnings per share by approximately $0.80 annually."

He went on to say, "These decisions are critical to NS Group's future. Despite strong demand in the oil country tubular goods (OCTG) market, our results have suffered due to our inability to remain cost competitive. Market prices for steel coil, the major cost component of our welded OCTG products, have been well below the cost at which we presently manufacture them. Finally, the outlook for the SBQ market is projected to remain weak. This restructuring will make us a stronger competitor and enhance our profit potential."

The Company will record, in the March 2001 quarter, a restructuring charge of approximately $54 million. Of the total charge, non-cash items are estimated to be $41 million, resulting primarily from the write-down of fixed assets.

Newport Steel expects to discontinue manufacturing steel and hot rolled coils within the next few days. Koppel Steel will cease its SBQ operations some time in June 2001. The closures will result in workforce reductions of approximately 300 positions at the Newport facility and 80




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positions at the Koppel facility. Most of the hourly personnel at Koppel will transfer to various other positions at the company's seamless tube making facility in Ambridge, Pennsylvania. Robichaud said, "This transition will be difficult for NS Group and our employees. However, I am confident that we will emerge a stronger company." Robichaud went on to say, "We appreciate the effort and professionalism of the employees and the local unions during this transition."

Robichaud remarked, "Our recent operating performance has been better than expected and, as such, we are updating our first quarter estimates. Earnings for the March 2001 quarter, before restructuring charges, are expected to be in the range of zero to $0.05 per diluted share."

"We expect a significant increase in consumption for energy tubulars in 2001 and beyond. Due to our restructuring initiatives and continued favorable prospects for our business, we are adjusting our earnings estimates for the remainder of the year. We estimate the June 2001 quarter to be in the range of $0.35 to $0.40 per diluted share and the full year 2001, before restructuring charges, to be in the area of $1.35 per diluted share." Robichaud said.

The board of directors believe that NS Group's shares are undervalued by the market, particularly in light of the restructuring. As a result, the company also announced that its board of directors authorized the repurchase of up to two million shares of the company's common stock. Repurchases are authorized to be made from time to time in open market purchases or through privately negotiated transactions during the next twelve months when, in the opinion of management, market conditions warrant. Repurchased shares will be available for general corporate purposes. The company currently has cash and marketable securities totaling $80 million.

Lastly, NS Group announced that Mr. John F. Schwarz and Mr. J.C. Burton were elected to the Board of Directors effective March 28, 2001. Mr. Schwarz is currently the President and CEO of Entech Enterprises, Inc., which holds investments and non-operating interests in domestic and international crude oil and natural gas producing properties and leases. Mr. Burton is a retired executive of Amoco where he was president of its International Production Operations. Their insight gained from more than 75 years of combined experience in exploration and production, together with the 90 years of oilfield service and energy experience held by current board members, strengthens the company's strategic focus on its energy customers. In addition, given the increased size of the board, the directors moved to create three separate classes of directors.

NS Group is scheduled to host a conference call and simultaneous web cast on Thursday, March 29, 2001 at 10:00 a.m. Eastern Time. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. The company's tubular products are used in the drilling and exploration as well as the transmission of oil, natural gas and other fluids. The company's tubular products are marketed primarily in the southwestern United States and certain foreign markets. NS Group is traded on the NYSE under the symbol: NSS. NS Group, Inc. is headquartered in Newport, Kentucky.

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THIS REPORT CONTAINS FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY'S
OPERATIONS AND BELIEFS. ACTUAL RESULTS MAY DIFFER FROM THESE FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S NUMEROUS FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.